Exhibit 10(n)


THE GILLETTE COMPANY SENIOR EXECUTIVE
FINANCIAL PLANNING PROGRAM


Eligibility              Chairman/CEO of the Company and his/her direct reports

Program Benefit Reimbursement by Company of financial counseling, estate planning, tax preparation, retirement and other related financial planning services for the participant and his/her spouse, domestic partner or dependent children

Available Providers      Any qualified tax, financial, legal or similar firm
                         selected by participant

Excluded Services Brokerage or other investment transaction fees; asset management fees; insurance premiums; services for individuals other than participant, his/her spouse or domestic partner and dependent children

Maximum Benefit          During employment: Chairman/CEO - $15,000/other
                         participants - $11,000 of reimbursements received in any calendar year

                         Following retirement under a Company-sponsored retirement plan: $6,000 of reimbursements received in any calendar year, over the participant's life

Tax Effects Program benefits received by participant will be includable in compensation. Company will provide tax gross-up for Federal and State income taxes and FICA Medicare tax.

Termination of           Last day of calendar year in which participant ceases
Participation            to be an executive officer of the Company, unless
                         participant qualifies for retirement benefits under this program.

Program Amendment        At discretion of the Company, by action of the
and Termination          Compensation Committee of the Board of Directors,
                         without requirement of advance notice

Effective                Date July 1, 2003 (for the Chairman/CEO of the Company
                         and his/her direct reports in such positions on or after such date)